                                                                     EXHIBIT 2.2


                            STOCK PURCHASE AGREEMENT

         THIS AGREEMENT made and entered into effective as of the 31st day of July, 1996, by and between RTO, INC., a Delaware corporation (hereinafter referred to as "Purchaser"), and the persons and entities identified on Exhibit A hereto (hereinafter referred to collectively as "Sellers" and individually as a "Seller"), being all of the shareholders of Action TV & Appliance Rental, Inc., a Texas corporation ("Action");

                              W I T N E S S E T H:

         WHEREAS, Sellers own all of the outstanding capital stock of Action;
and

         WHEREAS, subject to the terms and conditions of this Agreement, Sellers desire to sell, and Purchaser desires to purchase, all of the outstanding capital stock of Action;

         NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                  Section 1.    Purchase of Shares.

                  1.1. Transfer of Shares. On the terms and subject to the conditions set forth in this Agreement, each Seller hereby sells, assigns, transfers and delivers to Purchaser, and Purchaser hereby purchases from each Seller, the number of shares of common stock, $1.00 par value, of Action shown opposite the name of such Seller on Schedule 3.3 hereto (all of such shares being sold hereunder being hereinafter referred to collectively as the "Shares").

                  1.2. Purchase Price. As consideration for the Shares and for certain other agreements of the Sellers in connection with the transactions contemplated hereby, Purchaser hereby delivers to Sellers the sum of Forty-Five Million Four Hundred Ninety Thousand One Hundred Eighty Seven Dollars ($45,290,187) in cash to Sellers, which has been paid to the Sellers by wire transfer of the amounts shown on Schedule 1.2 to the bank accounts of the Sellers shown on Schedule 1.2 (such price being hereinafter referred to as the "Purchase Price").

                  Section 2.    Closing.

                  2.1. Deliveries at Closing. Contemporaneously with the execution and delivery of this Agreement, Sellers have delivered to Purchaser the following:

                  (a) The Share Certificates, duly endorsed in blank, evidencing all of the Shares;

                  (b)  Written consent of Comerica Bank;

                  (c) Written resignations of each of the officers and directors of Action;

                  (d) The Noncompetition Agreement between Action and Billy W. White, Sr. ("White");

                  (e) The Noncompetition Agreement between Action and Kenneth David Belt;

                  (f) The Noncompetition Agreement between Action and Billy W. White, Jr.;

                  (g) The Noncompetition Agreement between Action and R. Daniel Matthews;

                  (h) Evidence satisfactory to Purchaser that the Split Dollar Agreements have been terminated and that Action has no further obligation or liability (whether accrued, contingent or otherwise) for the payment of any premium or other amount in respect of the insurance policies described therein and that Action has distributed to the Shareholders of Action the promissory notes which, prior to the date hereof, were held by Action to evidence amounts which have been paid by Action in respect of such insurance policies;

                  (i) Evidence satisfactory to Purchaser that Action and each Seller has executed and delivered a waiver of their statutory preemptive rights and their respective rights under Article VI, Sections 5-6, of Action's Bylaws with respect to restrictions on the transfer of the Shares to Purchaser;

                  (j) Evidence reasonably satisfactory to Purchaser that the "Shareholders Agreement for Common Stock in Action TV and Appliance Rental, Inc." by and among Action and each Seller has been irrevocably terminated;

                  (k) Evidence reasonably satisfactory to Purchaser that all accounts receivable, accounts payable, loan and other indebtedness by and between Action, on the one hand, and any Seller or any company or other entity in which such Seller has a direct or indirect financial interest, on the other hand, has been paid in full;

                  (l) Evidence satisfactory to Purchaser that all real estate owned by Action has been conveyed and transferred by Action to a third party; and

                  (m) Evidence satisfactory to Purchaser that any leases for stores currently used by Action but executed in the name of White as the tenant have been assigned to Action.

                  2.2. Further Assurances. Each Seller shall, from time to time after the date hereof at Purchaser's reasonable request and without further consideration, execute and deliver to Purchaser such instruments of transfer, conveyance and assignment in addition to those delivered pursuant to Section 2.1 hereof as Purchaser shall reasonably request to transfer, convey and assign more effectively the Shares owned by such Seller to Purchaser.

                  Section 3.    Representations and Warranties of Billy W.
                                White, Sr.

                  White, the controlling shareholder of Action, but not the other Sellers, hereby represents and warrants to Purchaser as follows:

                  3.1. Corporate Existence and Power. Action is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Action is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of the states listed in
Schedule 3.1 hereto and in each other state of the United States in which the failure to so qualify would, or could reasonably be expected to, have a material adverse effect on the business, assets, results of operations, condition (financial or otherwise) or prospects of Action, and has all corporate power and all material governmental licenses, authorizations, consents and approvals required to carry out its business as now conducted.

                  3.2. Enforceability of Agreement. This Agreement has been duly executed and delivered by each Seller and constitutes the legal, valid and binding agreement of each Seller, enforceable against each Seller in accordance with its terms.

                  3.3. Ownership of Shares. Each Seller is the owner of the number of Shares listed opposite the name of such Seller on Schedule 3.3 hereto, free and clear of all liens, charges and other encumbrances of any nature whatsoever except as disclosed on Schedule 3.3. Schedule 3.3 sets forth a true and complete list of all current beneficiaries of the trusts that are listed on
Schedule 3.3 as Sellers of Shares hereunder, and such beneficiaries constitute the only persons, other than the Sellers, with any beneficial interest in the Shares. The Shares constitute all the issued and outstanding shares of capital stock of Action. Each Seller has the full legal right, power and authority to sell, assign, transfer and deliver his Shares to Purchaser, free and clear of all liens, charges and other encumbrances of any nature whatsoever except as reflected on Schedule 3.3. By virtue of the transfer of the Shares and the delivery of the stock certificates to Purchaser pursuant to Section 2.1 hereof, Purchaser has obtained full and legal title to all of the Shares, free and clear of any lien, charge or other encumbrance whatsoever except as reflected on
Schedule 3.3.

                  3.4. Authorizations and Approvals. Assuming the accuracy of Purchaser's representations and warranties hereafter set out regarding no governmental filings, and except for those licenses described in Schedule 3.5 as being nontransferable or requiring advance notice to the relevant authority, the execution, delivery and performance by Sellers of this Agreement and the consummation by Sellers of the transactions contemplated by this Agreement require no action by or in respect of or filing with any governmental body, agency, official or authority on the part of any Seller or Action other than compliance with any applicable requirements of federal or state securities laws.

                  3.5. No Conflict. Except as disclosed on Schedule 3.5, the execution, delivery and performance by Sellers of this Agreement and the consummation by Sellers of the transactions contemplated by this Agreement do not and will not (a) contravene or conflict with the Certificate of Incorporation or Bylaws of Action, (b) contravene or conflict or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Sellers or Action, (c) to the knowledge of White, constitute a default (or an event which with notice, the lapse of time or both would become a default) under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Action or to a loss of any benefit to which Action is entitled under any provision of any material agreement or contract or other material instrument binding upon Action or any material license or permit or similar material authorization held by Action, or
(d) result in the creation or imposition of any lien, encumbrance or charge of any kind on any asset of Action.

                  3.6. Capitalization. Action's authorized capital stock consists solely of ten thousand (10,000) shares of common stock, $1.00 par value, of which one thousand (1,000) shares are issued and outstanding. All of the outstanding shares of capital stock of Action have been duly authorized and are duly and validly issued and outstanding, fully paid and nonassessable and owned of record by Sellers. There are no shares of capital stock of Action held in the treasury of Action. Except as disclosed on Schedule 3.6, there are no existing or outstanding (i) options, warrants, contracts, preemptive rights, proxies, calls, commitments or demands or rights of any character obligating Action to issue any shares of capital stock of Action or options, warrants or rights with respect thereto, (ii) securities of any kind convertible into or exchangeable for shares of capital stock of Action, and (iii) agreements of any kind relating to the issuance of any capital stock of Action, or any such convertible or exchangeable securities or obligations, or any such options, warrants or rights. There are no outstanding obligations of Action to repurchase, redeem or otherwise acquire any outstanding capital stock of Action.

                  3.7. Certificate of Incorporation. Except as noted on Schedule 3.7, the Certificate of Incorporation, Bylaws, minute books and stock books of Action which have been furnished to Purchaser are true and complete in all material respects and contain all amendments thereto to date (in the case of the Certificate of Incorporation and Bylaws), a record of all proceedings of the Board of Directors of Action (and all committees of such Board) and the shareholders of Action (in the case of the minute books), and a record of all stock issuances and transfers (in the case of the stock books). Schedule 3.7 hereto contains a true and complete list of all of the current officers and directors of Action. The minutes of the Board of Directors and shareholders from May 1995 until present have been misplaced and cannot be located. During that time, the Board of Directors and shareholders authorized all transactions of Action required to be so authorized and took no action which (i) has not been disclosed to Purchaser; (ii) to the knowledge of White, has had or will have a material adverse effect on the business, assets, results of operations, condition (financial or otherwise) or prospects of Action and (iii) was not in the ordinary course of business. The officers and directors of Action listed on
Schedule 3.7 have been duly elected by the Board of Directors and shareholders of Action, respectively.

                  3.8. Subsidiaries. Action does not own, directly or indirectly, any capital stock or other security of or interest in any other corporation or any partnership, joint venture or other association.

                  3.9. 1996 Financial Statements. Prior to the date hereof, Sellers have delivered to Purchaser the following financial statements (including the respective notes thereto) for Action (such financial statements being hereinafter referred to collectively as the "1996 Financial Statements"):

                        (a) The unaudited balance sheet of Action as at June 30,
                  1996 (the "1996 Balance Sheet"); and

                        (b) The unaudited statements of income for Action for
                  the period ended June 30, 1996.

The 1996 Financial Statements have been internally generated by Action and have been prepared by Action on a basis consistent with prior years' internally generated financial statements.

                  3.10. Absence of Undisclosed Liabilities. Except as and to the extent reflected and adequately reserved against in the 1996 Balance Sheet, to the knowledge of White, Action, as of June 30, 1996, had no material liability or obligation whatsoever, whether accrued, absolute, contingent or otherwise, required to be reflected or disclosed in the 1996 Financial Statements in accordance with generally accepted accounting principles, except (i) for liabilities and obligations (including, but not limited to equipment, vehicle and real estate leases) incurred in the usual and ordinary course of business consistent with past practice and (ii) those matters listed on Schedule 3.10. To the knowledge of White, since June 30, 1996, Action has not incurred any liability or obligation whatsoever, whether accrued, absolute, contingent or otherwise, except in the usual and ordinary course of business. As of July 31, 1996, the outstanding balance under the Seajay Note was $2,206,957.79.

                  3.11. Tax Matters.

                       (a) Certain Definitions. "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss.59A), customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real or personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not. "Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof. "Code" means the Internal Revenue Code of 1986, as amended.

                       (b) Tax Returns and Liabilities. To the knowledge of White, Action has filed all Tax Returns that it was required to file. To the knowledge of White, all such Tax Returns were correct and complete in all material respects. To the knowledge of White, all Taxes owed by Action (whether or not shown on any Tax Return) have been paid other than as described on
Schedule 3.11(b). Except as set forth in Schedule 3.11(b) hereto, Action currently is not the beneficiary of any extension of time within which to file any Tax Return. Except as disclosed on Schedule 3.11(b), no overt claim has ever been made against Action by an authority in a jurisdiction where Action does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. To the knowledge of White, there are no liens or other security interests on any of the assets of Action that arose in connection with any failure or alleged failure to pay any Tax assessed by any taxing authority against Action.

                       (c) Withholding. Action has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                       (d) Tax Disputes. Except as reflected on Schedule 3.11(d), White has no knowledge of any claim by any authority to assess any additional Taxes against Action for any period for which Tax Returns have been filed with such authority. Except as reflected on Schedule 3.11(d), there is no pending dispute or claim concerning any Tax liability of Action either (i) raised by any authority in writing or (ii) as to which White has knowledge based upon personal contact with any agent of such authority. Schedule 3.11(d) lists all Tax Returns since 1991 that have been audited, and indicates those Tax Returns that currently are the subject of audit. Action has made available or delivered to Purchaser correct and complete copies of all federal income tax and other Tax Returns filed by Action for taxable years ending after December 31, 1991, and all examination reports and statements of deficiencies relating thereto.

                       (e) Waivers of Statutes of Limitations. Action has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                       (f) Tax Elections and Filings: Tax Accounting Matters. On or before January 1, 1993 Action elected to be treated as an S corporation for federal income tax purposes for taxable years ending after December 31, 1992 (and for state income tax purposes in the states set forth on Schedule 3.11(f) for taxable years so indicated) and has not terminated or revoked any such election. To White's knowledge, Action has not been subject to the Tax on built-in gains imposed under Code Section 1374 in any taxable year. Action has not filed a consent under Code ss. 341(f) concerning collapsible corporations. Action has not made any payments, is not obligated to make any payments, and is not a party to any agreement that could obligate it to make any payments that will not be deductible under Code ss.280G. Action has not been a United States real property holding corporation within the meaning of Code ss. 897(c)(2) during the applicable period specified in Code ss. 897(c)(1)(A)(ii). To White's knowledge, all accounting periods and methods used by Action for Tax purposes are permissible periods and methods, and to White's knowledge, Action is not required to take into account any adjustments to its income under Code ss. 481. Action is not a party to any Tax allocation or sharing agreement and, except with respect to a subsidiary of Action that was dissolved in 1992, has not been a member of an affiliated group filing a consolidated federal income Tax Return with any other corporation. Except as set forth on Schedule 3.11(f) hereto, to the knowledge of White, Action is not a party to any contract other than those listed on Schedule 3.11(f) by which it indemnifies any other party with respect to Taxes or otherwise assumes responsibility for Taxes assessed against another party.

                  3.12. Absence of Certain Changes and Events. Except as set forth in Schedule 3.12 hereto, since June 30, 1996, the business of Action has been operated only in the usual and ordinary course of business consistent with past practice, and since June 30, 1996, there has not been:

                        (a) Any material adverse change in the financial
                  condition, assets, liabilities (whether absolute, accrued or otherwise), reserves, business or results of operations of Action;

                        (b) Any material damage, destruction or casualty loss
                  (whether or not covered by insurance) to the assets owned or leased by Action; or

                        (c) Any material and adverse change in the operation of
                  the business of Action or any material transactions entered into other than in the ordinary course of business consistent with prior practice.

         In addition, except as set forth in Schedule 3.12 hereto, since June 30, 1996, Action has not:

                        (i) Issued or sold, or granted options, warrants or
                  rights to purchase or to subscribe to, or entered into any arrangement or contract with respect to, the issuance or sale of, any of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or made any changes in its capital stock, or made any tax distributions to its shareholders;

                        (ii) Declared, paid or set aside for payment any
                  dividend or other distribution on or in respect of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any shares of its capital stock any securities convertible into or exchangeable for any shares of its capital stock, or any options, warrants or other rights to purchase or subscribe for any of the foregoing, or authorized the creation or issuance of or issued, sold or committed to sell (or granted any options or rights to purchase) any additional shares of its capital stock, or agreed to take any such action, or sold, issued or incurred (or agreed to sell, issue or incur) indebtedness for borrowed money having a maturity in excess of one year;

                        (iii) Organized any subsidiary, acquired any capital stock or other equity security of any entity or other business or venture, or acquired any equity or ownership interest in any entity or other business or venture;

                        (iv) To White's knowledge, other than in the ordinary course of business consistent with past practice and not in excess of current requirements, incurred any obligation or liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise) or assumed, guaranteed, endorsed or otherwise as an accommodation become responsible for the obligations of any other entity, business or venture;

                        (v) Paid, discharged or satisfied any liability or obligation (whether absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities and obligations in the usual and ordinary course of business;

                        (vi) Mortgaged, pledged or subjected to a lien, security interest, encumbrance, restriction or charge of any kind any of its assets (real, personal or mixed, tangible or intangible), except for involuntary statutory liens and contractual landlord's liens under leases;

                        (vii) To White's knowledge, canceled or waived any material claim against any third party or right held by any such third party, or canceled, released or assigned any indebtedness to any such third party, or other than rental contracts entered into in the ordinary course of business, sold, transferred, distributed or otherwise disposed of any material assets or properties;

                        (viii) Disposed of or permitted to lapse any rights to
                  the use of any material patent, trademark, trade name, service mark, license or copyright which has been used in its business in the last five (5) years, or, except in connection with the proposed sale of the Shares or the business of Action to Purchaser, disclosed to any person not under any obligation of confidentiality to the Sellers or Action, any trade secret, formula, process or know-how not theretofore a matter of public knowledge;

                        (ix) Increased the compensation payable to or to become payable by Action to any officer, director, key employee or agent of Action, or any commission or bonus payable to or to become payable by Action to any such officer, director, employee or agent, or in any insurance, pension or other benefit plan, payment or arrangement made to, for or with any such officer, director, employee or agent of Action;

                        (x) Other than in the ordinary course of business consistent with past practice and not in excess of current requirements, made any capital expenditure in excess of $100,000 not previously committed or made any new commitment in excess of $100,000 for additions to property, plant or equipment;

                        (xi) Been the subject of or experienced any strike or other work stoppage or concerted slow down or threat thereof, union election or attempted collective bargaining of employees;

                        (xii) Entered into any contract limiting the right of Action at any time on or after the date of this Agreement to engage in, or to compete with any person in, any business;

                        (xiii) Other than at the request of Purchaser, changed
                  any method of accounting or any accounting principle or practice used by Action, except for any such change required by reason of a concurrent change in generally accepted accounting principles; or

                        (xiv) To White's knowledge, agreed, whether in writing or not, to do any of the foregoing.

                  3.13. Material Contracts.  Except as set forth on Schedule
3.13 hereto, Action has no:

                        (a) Contract or agreement involving amounts payable by Action or amounts payable to Action in each case during any 12-month period which will aggregate $100,000 or more, other than those disclosed on Schedules attached to this Agreement;

                        (b) "Action Employee Plan or Arrangement" (as hereinafter defined);

                        (c) Contract or agreement for the purchase, sale or lease of goods, materials, equipment, supplies or capital assets or for the rendering of services involving payments by Action which will aggregate $100,000 or more in any 12-month period and which require more than thirty (30) days notice in order for such commitments to be terminated without liability to Action, other than those disclosed on Schedules attached hereto;

                        (d) Contract or agreement with any distributor, agent, dealer or sales representative which involves amounts payable by Action during any 12-month period which will aggregate $100,000 or more and which will require more than thirty (30) days notice in order for such contract or agreement to be terminated without liability to Action;

                        (e) Contract or agreement of any nature whatsoever with
                  any Seller, with any director or officer of Action or with any entity or other business or venture in which any Seller or director or officer of Action has a direct or indirect financial interest;

                        (f) Loan, factoring, credit line or subordination
                  agreement;

                        (g) Lease of real, personal or mixed property under
                  which Action is a lessor or lessee, other than rental contracts pursuant to which Action leases property to consumers in the ordinary and usual course of Action's business and other leases reflected on Schedules attached hereto;

                        (h) Joint venture or partnership agreement or other
                  agreement involving sharing of profits;

                        (i) Outstanding power of attorney empowering any person
                  or entity to act on behalf of Action;

                        (j) Outstanding offer or bid which, if accepted, would
                  result in a contract or agreement requiring Action to pay, or that there be paid to Action, in the aggregate, $100,000 or more in any 12-month period;

                        (k) Purchase commitment or contract for an amount which
                  is substantially in excess of the normal, ordinary and usual requirements of its business, or purchase or contract commitment or contract providing for prices substantially in excess of the current market prices for comparable goods and services on the date of such commitment or contract, or sales commitment or contract providing for prices substantially below current market prices for comparable goods and services on the date of such sales commitment or contract;

                        (l) Outstanding guaranty, subordination or other similar
                  type of agreement; or

                        (m) Any material contract, commitment or obligation not
                  made in the usual and ordinary course of business other than those disclosed on the Schedules attached hereto.

True and complete copies of all such contracts and agreements noted on Schedule
3.13 have been furnished or made available to Purchaser. To the knowledge of White, Action has duly complied in all material respects with all provisions of every contract or agreement noted on Schedule 3.13 to which Action is a party and is not in default in any material respect as to any such contract or agreement. To the knowledge of White, no condition or state of facts exists which, with notice or the passage of time or both, would constitute a material default under any contract or agreement noted on Schedule
3.13. To the knowledge of White, all contracts and agreements noted on Schedule
3.13 which, if individually or collectively, are not in full force and effect or enforceable, could reasonably be expected to have a material adverse effect on Action, are in full force and effect and are enforceable by Action against all other parties thereto.

                  3.14. Litigation. Except as otherwise disclosed on Schedule
3.14 hereto, there is no claim, suit, action, governmental investigation or litigation, or legal, administrative, arbitration or other proceeding of any kind pending or to the knowledge of White overtly threatened against Action (whether as plaintiff or defendant) or its property or business which if determined adversely to Action could reasonably be expected to have a material adverse effect on the business assets, results of operations, condition (financial or otherwise) or prospects of Action.

                  3.15. Employees.

                        (a) Action has provided or made available a list of (i) the names, titles, annual salaries and other compensation of all officers of Action and all other employees of Action whose annual base salary exceeds $50,000 and (ii) the wage rates for non-salaried employees of Action (by classification). None of the employees referred to in clause (i) and no other key employee of Action has disclosed to White or, to the knowledge of White, any other officer, director or shareholder of Action, that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise for any reason within one year after the date of this Agreement.

                        (b) No employees of Action are on strike or threatening any strike or work stoppage, and there is no pending union representation election or negotiation of a collective bargaining agreement. Action is not involved in any material controversy with any of its employees or any organization representing any of its employees.

                        (c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (other than the Purchase Price) or benefit (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any officer, director or employee of Action, (ii) increase any benefits otherwise payable to any such officer, director or employee, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

                        (d) The following agreements (collectively, the "Split Dollar Agreements") constitute all of the agreements (oral or written) currently in effect between Action and any officer, director, employee or shareholder of Action or any affiliate of any such parties regarding the ownership by Action of, or payment by Action of any premium with respect to, any insurance policy (other than under Action's Group Plan) in effect on the life of any such officer, director, employee or shareholder: the Collateral Assignment Split-Dollar Life Insurance Agreement for Action TV & Appliance Rental, Inc. and The Billy W. White, Jr. Dynasty Trust, dated February 11, 1993; the Collateral Assignment Split-Dollar Life Insurance Agreement for Action TV & Appliance Rental, Inc. and The Debra Kaye Belt Dynasty Trust, dated February 11, 1993; the Collateral Assignment Split-Dollar Life Insurance Agreement for Action TV & Appliance Rental, Inc. and Kenneth David Belt and Debra Kaye Belt, dated October 17, 1994; the Collateral Assignment Split-Dollar Life Insurance Agreement for Action TV & Appliance Rental, Inc. and Billy W. White, Jr. and Rochelle T. White, dated October 17, 1994; and the Collateral Assignment Split-Dollar Life Insurance Agreement for Action TV & Appliance Rental, Inc. and White Grandchildren's Trust Number Two dated December 31, 1994.

                  3.16. ERISA.

                        (a) Except as set forth in Schedule 3.16 hereto, Action has not established or maintained and is not obligated to make contributions to or under or otherwise participate in any bonus, compensation, employment, severance or other agreement, contract, arrangement or policy or any plan or arrangement (whether written or oral) providing for insurance coverage (including any self insurance arrangement), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which covers any employee or former employee of Action. The contracts, plans and arrangements that are set forth in Schedule 3.16, true and correct copies of all of which have been furnished or made available to Purchaser, are referred to collectively herein as the "Action Employee Plans and Arrangements." The Action Employee Plans and Arrangements which are intended to qualify under Section 401(a) of the Code will be identified separately on Schedule 3.16.

                        (b) Action and the members of Action's controlled group, as that term is defined in Section 4001(a)(14) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), do not maintain and are not obligated to contribute to and have never maintained or been obligated to contribute to any plan subject to Title IV of ERISA.

                        (c) To the Knowledge of White, Schedule 3.16 fairly and fully sets forth the assets and the current liabilities and unfunded past service liabilities of Action with respect to any such employee benefit pension plan within the meaning of ERISA based upon the assumption that all Action Employee Plans and Arrangements will remain in force. Except as otherwise set forth in Schedule 3.16, all contributions due through (or allocable to the period ending on) the date hereof from Action have been paid in full by Action.

                        (d) Except as disclosed on Schedule 3.16, to the knowledge of White, each Action Employee Plan and Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Action Employee Plan and Arrangement, including, but not limited to the requirement to timely file Form 5500 for each year in which such Action Employee Plan and Arrangement was required to file a Form 5500.

                        (e) Except as disclosed on Schedule 3.16 and except with regard to former employees of Action and their dependents who are currently entitled to continuation of health coverage under a group health plan of Action, or any current employee Action and such employee's dependents who may become entitled to such continuation of coverage in connection with the transaction contemplated by this Agreement, to the knowledge of White, Action has no current or projected liability in respect of any post-retirement or post-employment health or medical or life insurance benefits for retired, former or current employees of Action. Except with regard to former employees of Action and their dependents who are currently entitled to continuation of health coverage under a group health plan of Action, or any current employee Action and such employee's dependents who may become entitled to such continuation of coverage in connection with the transaction contemplated by this Agreement, Action is not subject to and no facts exist that are likely to result in liability under the continuation of health coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 with respect to its own group health plans or the group health plans of any related employer.

                        (f) To the knowledge of White, Action is in compliance in all material respects with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and is not and has not engaged in any unfair labor practice, as that term is defined in 29 U.S.C. ss. 158. There is no unfair labor practice complaint pending or, to the knowledge of White, overtly threatened against Action before the National Labor Relations Board.

                        (g) None of the assets of Action constitute the assets of any employee benefit plan subject to Title I of ERISA or Section 4975 of the Code.

                        (h) Action is not and has never been a party to any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

                        (i) To the knowledge of White, each of the Action Employee Plans and Arrangements which is intended to satisfy the requirements of
Section 401(a) of the Code has at all times satisfied the applicable qualification requirements under Section 401(a) of the Code and the related sections of the Code and regulations thereunder.

                  3.17. Environmental Matters.

                        (a) As used in this Agreement:

                        (i) "Environmental Law" means federal, state and local laws, regulations, ordinances and codes, as well as orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, relating to pollution, protection of the environment or public health and safety which are applicable to Action or its business, including, but not limited to the emission, discharge, release or threatened release of Hazardous Substances (as hereinafter defined) into the environment, or otherwise relating to the presence, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances which are applicable to Action or its business.

                        (ii) "Hazardous Substance" means any pollutant, contaminant, toxic or hazardous or extremely hazardous substance, material, waste, constituent or chemical (including, without limitation, petroleum or any product, by-product, or fraction thereof, any form of natural gas, asbestos and asbestos-containing materials, polychlorinated biphenyls ("PCBs") and PCB-containing equipment, radon and other radioactive elements, infectious, carcinogenic, mutagenic or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde) that is regulated by, forms the basis of liability under, or the presence of which in the environment is prohibited by or requires notification, investigation or remediation under, any Environmental Law or the presence of which causes or threatens to cause a public or private nuisance.

                        (b)   To the knowledge of White, except as set forth in
Schedule 3.17 hereto:

                        (i) Action has obtained all permits, licenses and other authorizations and filed all notices which are required to be obtained or filed by Action under any Environmental Law;

                        (ii) Action is in compliance in all material respects with all terms and conditions of such required permits, licenses and authorizations;

                        (iii) Action is in compliance in all material respects
                  with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Environmental Law;

                        (iv) there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans related to the presence, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Substance by Action other than in compliance with applicable laws;

                        (v) the properties and plants owned or leased by Action do not contain any asbestos, polychlorinated biphenyls, aboveground or underground storage tanks in any form, any surface impoundment, lagoon, landfill or other containment facility for the storage, treatment or disposal of any Hazardous Substance, or any wetlands area; and

                        (vi) Action has no knowledge and has not received notice
                  of any violation of any Environmental Law by Action nor has it been advised by any governmental agency of any actual or potential claim, liability or demand pursuant to any Environmental Law against Action, including but not limited to, a claim, notice or demand under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.ss.9601 et. seq. ("CERCLA") or other similar state law, brought by any governmental agency, private party or other entity with respect to the assets or the operation of the business of Action.

                  3.18. Title to Properties; Encumbrances. As of the Closing Date, Action owns no real property. Action has good, valid and marketable title to all properties and assets owned by Action, subject to no lien, encumbrance, charge or other restriction except: (a) liens securing liabilities or obligations shown on or reflected in the 1996 Financial Statements; (b) liens incurred since June 30, 1996 in the usual and ordinary course of business consistent with past practices and listed on Schedule 3.18 hereto; (c) in the case of real property, building and use restrictions and other matters of record which do not interfere with the use made of such property by Action; (d) liens for current property taxes not yet due and delinquent; and (e) rights of third parties (including, but not limited to, landlords and rental customers of Action) under contracts entered into by Action in the ordinary and usual course of business.

                  3.19. Plants, Inventory and Accounts Receivable. Except to the extent set forth in Schedule 3.19 hereto:

                        (a) To the knowledge of White, the plants, structures and equipment owned or leased by Action are structurally sound and in good repair and operating condition, normal wear and tear excepted, and are fully adequate and satisfactory for the operations for which they are being used by Action. Action has not received notification that it is in violation of any applicable building, zoning, anti-pollution, health, safety, environmental or other law, ordinance or regulation in respect of its plants, structures or equipment

                        (b) At least ninety-five percent (95%) in value of the rental merchandise, parts, supplies and accessories of Action included in the 1996 Financial Statements consisted of items which are good and merchantable within normal trade tolerances and of a quality and quantity presently rentable, usable or saleable in the usual and ordinary course of business.

                        (c) Attached hereto as Schedule 3.19(c) is an Action Consolidated Daily Report as of July 27, 1996, which is true and correct in all material respects. Such report reflects, as of the close of business on July 27, 1996, the number of active Action rental agreements with customers of Action and the number of such rental agreements that are delinquent. The rental agreements are bona fide agreements entered into in the usual and ordinary course of business and, to the knowledge of White, the rental agreements are not subject to any counterclaim or setoff.

                        (d) The accounts receivable of Action at June 30, 1996 arose from bona fide transactions in the usual and ordinary course of business and, after taking into consideration the write offs and reclassification of certain accounts receivable as reflected on Schedule 3.19, at least ninety percent (90%) were good and collectible at the recorded amounts thereof and were not subject to any counterclaim or setoffs.

                  3.20. Leases. Schedule 3.20 hereto sets forth a true, correct and complete list of all leases of Action of real or personal property other than those included within the Action Consolidated Daily Report attached as
Schedule 3.19(c) and those customer rental contracts entered into or terminated since July 27, 1996 in the usual and ordinary course of business. All such leases listed on Schedule 3.20 and, subject to the delinquencies reflected therein, all leases included within the Action Consolidated Daily Report attached as Schedule 3.19(c), to the knowledge of White, are valid and are in full force and effect; to the knowledge of White, there are no existing claims of defaults by Action thereunder or any other party to such leases; and to the knowledge of White, no event has occurred which (whether with notice, lapse of time, both) would constitute a default by Action thereunder or by any other party to such leases.

                  3.21. Patents, Trademarks, Trade Names. Action owns, or has the right to use, all trademarks and trade names, used in or necessary for the ordinary conduct of its business, and the consummation of the transactions contemplated hereby will not alter or impair the use of any such rights by Action. Action has sufficient rights to use all patents and copyrights used in or necessary for the ordinary conduct of its business without the payment of any amount to third parties, and the consummation of the transactions contemplated hereby will not alter or impair the use of any such rights by Action. All material patents, trademarks, trade names and copyrights currently used or proposed to be used by Action and all applications or registrations therefor are set forth and fully disclosed on Schedule 3.21 hereto. No claims have been asserted during the past year by any person against the use by Action of any patents, trademarks, trade names, copyrights, technology, know-how or processes used by Action, or any license or agreement related thereto, except as disclosed on Schedule 3.21, and Action's management does not know of any valid basis for any such claim.

                  3.22. Insurance. All policies of fire, liability, workers' compensation, life and all other forms of insurance owned or held by Action are described on Schedule 3.22 hereto. All such policies are in full force and effect.

                  3.23. Suppliers. Schedule 3.23 hereto sets forth a true, complete and correct list of the ten largest suppliers of Action in terms of purchases during the fiscal year ended December 31, 1995 and for fiscal year 1996 through June 30, 1996, showing the total purchases by Action from each such supplier during each such fiscal period. There has not been any material adverse change in the business relationship of Action with any supplier named in
Schedule 3.23 hereto

                  3.24. Disclosure. To the knowledge of White, no representations or warranties by White contained in this Agreement, and no certificate, agreements, schedule, list, exhibit, instrument or other writing furnished or to be furnished by Action or any Seller to Purchaser pursuant to the provisions hereof contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

                  3.25. Acquisitions. Schedule 3.25 hereto sets forth a complete list of acquisition agreements involving the acquisition by Action of rent-to-own businesses entered into by Action in the past five years (the "Acquisition Agreements') whether by way of an asset or a stock purchase, merger or consolidation. White has no knowledge of facts or circumstances which could reasonably give Action or any other party to the Acquisition Agreements (or other agreements contemplated by the Acquisition Agreements) a right to seek indemnification under the terms and conditions of the Acquisition Agreements (and the other agreements contemplated by the Acquisition Agreements). To the knowledge of White, Action has not cancelled, waived or released any of its rights to indemnification under the Acquisition Agreements.

                  3.26. Seajay. Attached as Schedule 3.26 is the most recent financial information provided to Action by Seajay Investment Group. White makes no representation or warranty concerning the accuracy of such information or the financial condition or solvency of Seajay Investment Group.

                  3.27. Brokers' and Finders' Fees. Neither Sellers nor Action nor anyone acting on their behalf has done anything to cause or incur any liability to any party for any brokers' or finders' fees or the like in connection with this Agreement or any transaction contemplated hereby.

                  Section 4.    Representations and Warranties by Purchaser.

         Purchaser represents and warrants to Sellers as follows:

                  4.1. Corporate Existence and Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to execute and deliver and perform its obligations under this Agreement.

                  4.2. Authorization; Enforceability of Agreement. This Agreement and its execution, delivery and performance have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms.

                  4.3. Authorizations and Approvals. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated by this Agreement require no action by or in respect of or filing with any governmental body, agency, official or authority or any third party on the part of Purchaser other than compliance with any applicable requirements of federal or state securities laws.

                  4.4. No Conflict. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated by this Agreement do not and will not (a) contravene or conflict with the Certificate of Incorporation or Bylaws of Purchaser or (b) assuming compliance with the laws referred to in Section 4.3, contravene or conflict or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Purchaser.

                  4.5. Brokers' and Finders' Fees. Neither Purchaser nor anyone acting on its behalf has done anything to cause or incur any liability to any party for any brokers' or finders' fees or the like in connection with this Agreement or any transaction contemplated hereby.

                  4.6.  Investment.

                        (a) Purchaser is acquiring the Shares for its own account and not with a view to, or for sale in connection with, the "distribution," as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"), of any of the Shares in violation of the Securities Act; and

                        (b) Purchaser is an "accredited investor," as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

                  Section 5. Covenants of the Parties.

                  5.1. Public Announcements. White and Purchaser will (i) mutually agree on the text of any press release and (ii) consult with each other before making any other public statement with respect to this Agreement and the transactions consummated pursuant to this Agreement.

                  5.2. Indemnity of Directors, Officers and Key Employees. Purchaser, as the sole shareholder of Action immediately following the Closing, will amend the Bylaws of Action to provide as follows: "Officers and directors of the corporation shall be indemnified to the fullest extent permitted by law." Purchaser agrees that (i) such amendment shall be promptly adopted and such indemnification shall apply to and extend to, and inure to the benefit of, those officers, directors and key employees of Action in office or employed as of the day immediately preceeding the effective date of this Agreement as fully as if such Bylaw amendment had been in effect prior to the Closing; (ii) such indemnification shall extend to such key employees notwithstanding that they are not technically officers or directors; and (iii) such Bylaw provision shall continue and no amendment or change shall be made thereto unless the effect of such change or amendment is to expand the indemnification rights applicable to such officers, directors and key employees.

                  Section 6. Indemnification.

                  6.1.  Sellers.

                        (a) Indemnity. White shall defend and indemnify Purchaser and hold Purchaser wholly harmless from and against any and all losses, liabilities, damages, costs (including, without limitation, court costs) and expenses (including, without limitation, reasonable attorneys fees) which Purchaser incurs as a result of, or with respect to, any inaccuracy in or breach of any representation, warranty, covenant or agreement of any Seller contained in this Agreement.

                        (b) Claims. In the event that Purchaser shall receive written notice of any claim or proceeding that, if successful, might result in a claim under this Section 6.1 by Purchaser, Purchaser shall give White written notice of such claim or proceeding and shall permit White to participate in the defense of such claim or proceeding by one counsel selected by White and at the expense of White. White and Purchaser shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

                  6.2.  Purchaser.

                        (a) Indemnity. Purchaser shall defend and indemnify Sellers and hold Sellers wholly harmless from and against any and all losses, liabilities, damages, costs (including, without limitation, court costs) and expenses (including, without limitation, reasonable attorneys fees) which Sellers or any of them incur as a result of, or with respect to, any inaccuracy in or breach of any representation, warranty, covenant or agreement by or on behalf of Purchaser contained in this Agreement.

                        (b) Claims. In the event that Sellers shall receive written notice of any claim or proceeding that, if successful, might result in a claim under this Section 6.2 by Sellers, Sellers shall give Purchaser written notice of such claim or proceeding and shall permit Purchaser to participate in defense of such claim or proceedings by counsel selected by the Purchaser and at the expense of Purchaser. Sellers and Purchaser shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

                  6.3. Notice of Claim. Purchaser or White (individually or as the representative of any Seller), as the case may be (the "Indemnified Party"), shall promptly notify the other (the "Indemnifying Party") in writing of any claim for indemnification hereunder, specifying in reasonable detail the basis of such claim, the facts pertaining thereto and, if known, the amount, or an estimate of the amount, of the liability arising therefrom. The Indemnified Party shall provide to the Indemnifying Party, as promptly as practicable thereafter, information and documentation reasonably requested by the Indemnifying Party to support and verify the claim asserted.

                  6.4. Limitations. Notwithstanding anything to the contrary contained herein:

                        (a) Purchaser shall not assert any claim against White or any Seller under or pursuant to this Agreement unless and until the amount of Purchaser's losses, liabilities, damages, costs and expenses resulting from inaccuracy in or breach of any representation, warranty, covenant or agreement of Sellers, or any of them, contained in this Agreement (collectively, "Damages") exceeds Seventy-Five Thousand Dollars ($75,000) in the aggregate (the "Indemnification Threshold") and then Purchaser shall only be entitled to seek and recover its Damages in excess of, but not those below, the Indemnification Threshold;

                        (b) the maximum aggregate liability of White and the other Sellers for all claims made by Purchaser pursuant to or under this Agreement is Five Million Dollars ($5,000,000). Such limit shall apply notwithstanding that such claims are asserted by a cause of action or legal theory other than breach of contract;

                        (c) Purchaser acknowledges and agrees that it shall look solely to White, and not the other Sellers, for indemnification with respect to inaccuracy in or breach of any representation, warranty, covenant or agreement contained in Articles 1, 2, 3, 5, 6 or 7 of this Agreement; and

                        (d) Except for the remedy of specific performance, the rights and remedies of the parties hereto set forth in this Article 6 shall be the exclusive rights or remedies available to Purchaser or the Sellers with respect to claims for which indemnification is provided or authorized pursuant to this Article.

                  Section 7. Miscellaneous.

                  7.1. Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns and, in the case of Sellers, upon their respective heirs and legatees and may not be assigned, in whole or in part, by any party without the prior written consent of each other party.

                  7.2. Governing Law. This Agreement shall be deemed to be made in, and in any and all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of Texas (without regard to principles of conflict of laws).

                  7.3. Expenses. Except as otherwise expressly provided herein, Sellers shall pay the expenses incurred by Sellers in connection with the preparation and execution of this Agreement and in connection with the transactions contemplated hereby, and Purchaser shall pay the expenses so incurred by Purchaser.

                  7.4. Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  7.5. Notices. All communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person or three
(3) business days after being deposited in the United States mail, first class, registered or certified, return receipt requested, with proper postage prepaid and,

                  (a)   If to Sellers, addressed to:

                        Addresses of Sellers
                         on Exhibit A

         with a copy to:

                        Gardere & Wynne, LLP
                        3000 Thanksgiving Tower
                        Dallas, TX 75201-4781
                        Attn: Cal L. Donsky
                        Telephone: 214/999-3000
                        Telecopy: 214/999-4828

                  (b)   If to Purchaser, addressed to:

                        RTO, Inc.
                        P.O. Box 3524

                        Spartanburg, South Carolina 29304
                        Attn.: Dan C. Breeden, Jr.
                        Telephone: 864/594-5808
                        Telecopy: 864/594-5856
         with a copy to:

                        King & Spalding
                        191 Peachtree Street
                        Suite 4900
                        Atlanta, Georgia 30303
                        Attn.: John D. Capers, Jr.
                        Telephone: 404/572-4658
                        Telecopy: 404/572-5145

or at such other place or places or to such other person or persons as shall be designated in writing by the parties hereto.

                  7.6. Schedules and Exhibits. The following schedules and exhibits are attached hereto and are hereby made a part of this Agreement by this reference:

         Schedule 1.2          -      Purchase Price

         Schedule 3.1          -      Corporate Existence and Power

         Schedule 3.3          -      Ownership of Shares; Liens or Encumbrances on Shares

         Schedule 3.5          -      Conflicting Agreements

         Schedule 3.6          -      Capitalization

         Schedule 3.7          -      Officers and Directors of Action

         Schedule 3.10         -      Undisclosed Liabilities

         Schedule 3.11         -      Tax Returns and Liabilities

         Schedule 3.12         -      Changes or Events Occurring Subsequent
                                      to June 30, 1996

         Schedule 3.13         -      Material Contracts

         Schedule 3.14         -      Litigation

         Schedule 3.16         -      Action Employee Plans and Arrangements; ERISA

         Schedule 3.17         -      Environmental Matters


         Schedule 3.18         -      Liens on Properties

         Schedule 3.19         -      Property, Inventory and Accounts Receivable

         Schedule 3.20         -      Leases

         Schedule 3.21         -      Patents, Trademarks and Trade Names

         Schedule 3.22         -      Insurance

         Schedule 3.23         -      Suppliers

         Schedule 3.25         -      Acquisitions

         Schedule 3.27         -      Brokers' and Finders' Fees - Sellers

         Exhibit A             -      Names and Addresses of Sellers


                  7.7. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

                  7.8. Entire Agreement; Amendments. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. This Agreement may be modified only by written instrument signed by each of the parties hereto.

                  7.9. Waiver of Conditions. Any party may, at its option, waive in writing any or all of the conditions herein contained to which its obligations hereunder are subject. No waiver of any provision of this Agreement, however, shall constitute a waiver of any other provision (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

                  7.10. Survival of Representations, Warranties and Covenants. Each of the representations, warranties, obligations, covenants and agreements of the parties included or provided for herein or in any schedule, certificate or other document delivered pursuant to this Agreement shall survive the consummation of the transactions contemplated by this Agreement, notwithstanding any investigation heretofore or hereafter made by any of them or on behalf of any of them; provided, however, (i) the representations and warranties of White contained herein (other than Sections 3.3, 3.6 and 3.11 hereof) shall not lapse or expire on the Closing Date but shall survive until the second anniversary of the Closing Date and (ii) no claim for indemnification for any inaccuracy in, or breach of, any such representation or warranty may be made or asserted after the second anniversary of the Closing Date; and provided, further, that (a) the representations and warranties of White under Sections 3.3, 3.6 and 3.11 shall not lapse or expire on the Closing Date but shall survive until the applicable statute of limitations has expired and (b) no claim for indemnification for any inaccuracy in, or breach of, any such representation or warranty in Sections 3.3, 3.6 and
3.11 may be made or asserted after the expiration of the applicable statute of limitations. The respective expiration and bar dates set forth in the immediately preceding sentence shall not affect indemnification claims asserted (i.e. the party seeking indemnification has notified the other party in writing of its claim) prior to the respective expiration and bar dates.

                  7.11. Assignment. This Agreement and all of the provisions hereof shall be binding upon, and inure to the benefit of, the Sellers and Purchaser and their respective successors and permitted assigns and, in the case of the Sellers, their respective personal representatives, executors, heirs, beneficiaries and permitted assigns.


                  7.12. Tax Election. Purchaser and the Sellers shall consent to and timely file the Tax election under Code Section 1362(e)(3) necessary not to have the pro rata allocation of S Corporation items under Code Section 1362(e)(2).

                  7.13. Failure to Obtain Landlord Consents. Action currently leases 106 locations from which it conducts its day-to-day rental operations. A list of those locations is attached as Schedule 3.20. Some of those leases provide that a transaction of the nature contemplated by this Agreement will constitute an event of default, breach or termination under such leases unless the landlord's prior written consent to such transaction is obtained. Purchaser agrees that failure by Action or Sellers to obtain any or all such consents, either prior to or after the Closing Date, shall not be deemed in and of itself
(i) a breach of this Agreement or any representation, warranty, covenant or agreement contained herein, or (ii) a failure or nonfulfillment of a condition precedent to Purchaser's obligation to close the transactions contemplated by this Agreement. Purchaser has agreed to close the transactions contemplated by this Agreement notwithstanding that all such landlord consents have not been obtained and none of the Sellers shall have any liability or responsibility for failure to obtain such consents; provided, however, that White shall use his best efforts to obtain such consents before and after the Closing Date.

                  7.14. Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the parties agree that such provision shall be enforced to the maximum extent permissible so as to effect the intent of the parties, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby. If necessary to effect the intent of the parties hereto, the parties will negotiate in good faith to amend this Agreement to replace the unenforceable language with enforceable language which as closely as possible reflects such intent.

                  7.15. Effective Date. The parties agree that, notwithstanding the actual closing date of the transactions contemplated hereby, the transactions shall be deemed to be effective and have closed as of the close of business on July 31, 1996.

                  7.16. Imputation of Knowledge. The parties agree that, for purposes of those representations and warranties which are limited to the "knowledge of White" or similar wording, the knowledge of facts and circumstances by K. David Belt shall constitute knowledge of White and "knowledge" shall be deemed to mean actual knowledge.

                  7.17. Facsimile Transmissions. This Agreement and all agreements, documents and certificates delivered pursuant to this Agreement or in connection with the transactions consummated pursuant to this Agreement may be executed by any party and transmitted by such party to any other party or parties by facsimile, and any such document shall be deemed to have full force and effect as if the facsimile signature or signatures on such document were originals.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                    SELLERS:

                                    /s/ Billy W. White, Sr.
                                    --------------------------------------
                                    Billy W. White, Sr.



                                    BILLY W. WHITE ANNUITY TRUST

                                    By:  /s/ Debra K. Belt
                                         ---------------------------------
                                         Debra K. Belt, Trustee


                                    LILLIE B. WHITE ANNUITY TRUST


                                    By:  /s/ Debra K. Belt
                                         ---------------------------------
                                         Debra K. Belt, Trustee

                                    /s/ Debra K. Belt
                                    --------------------------------------
                                    Debra K. Belt


                                    /s/ K. David Belt
                                    --------------------------------------
                                    K. David Belt


                                    /s/ Billy W. White, Jr.
                                    --------------------------------------
                                    Billy W. White, Jr.


                                    /s/ Rochelle White
                                    --------------------------------------
                                    Rochelle White

                                    MICHAEL BLAKE BELT QSST TRUST


                                    By:  /s/ Debra K. Belt
                                         ---------------------------------
                                         Debra K. Belt, Trustee


                                    JAMES DAVID BELT QSST TRUST


                                    By:  /s/ Debra K. Belt
                                         ---------------------------------
                                         Debra K. Belt, Trustee



                                    LESLIE KAYE BELT QSST TRUST


                                    By:  /s/ Debra K. Belt
                                         ---------------------------------
                                         Debra K. Belt, Trustee


                                    AUBREY LYNN WHITE QSST TRUST


                                    By:  /s/ Billy W. White, Jr.
                                         ---------------------------------
                                         Billy W. White, Jr., Trustee


                                    AMANDA CATHERINE WHITE QSST
                                     TRUST

                                    By:  /s/ Billy W. White, Jr.
                                         ---------------------------------
                                         Billy W. White, Jr., Trustee

                            PURCHASER:


                            RTO, INC.

                            By: /s/ Dan C. Breeden, Jr.
                                ------------------------------------------------
                                Name: Dan C. Breeden, Jr.
                                Title:   Vice President, Treasurer and Secretary